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Exhibit 5

Media release

12 May 2003

Westpac is selected to issue the Virgin Credit Card

        Westpac Banking Corporation today signed an agreement with Virgin Money Group to issue a new credit card to the Australian marketplace.

        The Virgin Credit Card, launched today by Sir Richard Branson is a low rate no annual fee card, offered and marketed by Virgin Money.

        Westpac will issue the Virgin branded credit card providing the card infrastructure and credit management.

        According to Westpac Group Executive Business and Consumer Banking, Mike Pratt: "Given the structural changes in the Australian cards market this is a timely opportunity to offer a low rate, no annual fee product."

        Westpac was chosen by Virgin Money Group to issue the card due to its strong position in the Australian card market, track record with innovative products and focus on customer service.

        The partnership was formed following a rigorous selection process and thorough review of the Australian market.

Ends.

For Further Information

Julia Quinn
Media Relations
Westpac Banking Corporation
Ph: 02 9226 3443
Mb: 0409 311 197

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  Exhibit 5